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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
American Skiing Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 28, 2003

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of American Skiing Company. This year's Annual Meeting will be held at the Grand Summit Hotel at the Mount Snow resort in West Dover, Vermont, at 10:00 a.m., local time, on Wednesday, January 14, 2004. We hope you are able to join us.

        The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. If you plan to attend, please check the box provided on the proxy card. Only stockholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting.

        Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

William J. Fair President and Chief Executive Officer

AMERICAN SKIING COMPANY
P.O. Box 4552
Park City, UT 84060

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 14, 2004

November 28, 2003

To our Shareholders:

        The Annual Meeting of Shareholders of American Skiing Company, a Delaware corporation, will be held on Wednesday, January 14, 2004, at 10:00 a.m., local time, at the Grand Summit Hotel at Mount Snow resort, in West Dover, Vermont:

          (1) To elect Directors;

          (2) To ratify the appointment of KPMG, LLP as independent auditors; and

          (3) To transact such other business as may properly come before the meeting.

        The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on November 21, 2003 (the "Record Date"). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting.

        A copy of the Company's Annual Report to stockholders for the fiscal year ended July 27, 2003 is enclosed.

        A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, during ordinary business hours for ten days prior to the Annual Meeting, as well as at the Company's offices at 136 Heber Ave., Suite 303, Park City, Utah.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Foster A. Stewart, Jr. Secretary

AMERICAN SKIING COMPANY

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 14, 2004

SOLICITATION AND REVOCATION OF PROXIES

        The accompanying proxy, being mailed to stockholders on or about November 28, 2003, is solicited by the Board of Directors of American Skiing Company (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, January 14, 2004. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment. The mailing address of the Company is P.O. Box 4552, Park City, UT 84060.

        If a proxy is received before the Meeting, the shares represented by it will be voted in the manner directed therein by the shareholder. Stockholders may change their vote and at any time before their proxy is voted at the Meeting, by doing any one of the following:

  •
  sending a written notice to the Secretary of the Company at One Monument Way, Portland, ME 04101 (notice must be received prior to the Meeting in order to be effective);

  •
  completing a new proxy card and sending it to American Stock Transfer & Trust Company 6201 15th Avenue, Brooklyn, New York 11219 (new proxy card must be received prior to the Meeting in order to be effective); or

  •
  attending the Meeting and voting in person.

        You may request a new proxy card by calling American Stock Transfer & Trust Company at 718-921-8380.

VOTING SECURITIES

        Holders of Common Stock of the Company as of the close of business on November 21, 2003, will be entitled to vote on all matters at the Meeting other than the election of the Class A Directors and the Series B Directors, and will be entitled to vote as a separate class to elect the Common Directors. Holders of Class A Common Stock of the Company as of the close of business on November 21, 2003 will be entitled to vote on all matters at the Meeting other than the election of Common Directors and Series B Directors. Holders of the Company's 10.5% Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") and Series C-1 Convertible Participating Preferred Stock (the "Series C-1 Preferred Stock") as of the close of business on November 21, 2003 will be entitled to vote together with the holders of the Common Stock and the holders of the Class A Common Stock, on an as-if-converted basis, on all matters at the Meeting other than the election of directors. Holders of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock") as of the close of business on November 21, 2003 will be entitled to vote as a separate class to elect the Series B Directors.

        On November 21, 2003 there were outstanding and entitled to vote 16,963,611 shares of Common Stock of the Company, 14,760,530 shares of Class A Common Stock of the Company, 36,626 shares of

Series A Preferred Stock of the Company, 150,000 shares of Series B Preferred Stock of the Company and 40,000 shares of Series C-1 Preferred Stock of the Company. Pursuant to the Company's Certificate of Incorporation (the "Charter"), four directors of the Company are elected by a majority vote of the holders of Class A Common Stock, four directors of the Company are elected by a majority vote of the holders of the Series B Preferred Stock and three directors are elected by a majority vote of the holders of the Common Stock. The holders of the Series A Preferred Stock are entitled to elect two additional members of the Board of Directors, however, as of the date hereof we have not been advised by the holders of the Series A Preferred Stock whether they intend to exercise this right. The holders of the Series C-1 Preferred Stock do not participate in the election of directors. Each share of Common Stock and Class A Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting on which such share is entitled to vote. As to matters other than the election of directors, each share of Series A Preferred Stock and each share of Series C-1 Preferred Stock is entitled to vote as though it were converted to Common Stock at the conversion price applicable to the stock in question. On that basis, each share of Series A Preferred Stock will be entitled to approximately 109.45 votes with respect to all matters arising at the meeting, other than the election of directors, and each share of Series C-1 Preferred Stock will be entitled to approximately 1033.74 votes with respect to all matters arising at the Meeting, other than the election of directors.

        The holders of a majority of outstanding shares of Common Stock, Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

        The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

GENERAL INFORMATION—ELECTION OF DIRECTORS

        The Charter and the Bylaws of the Company provide that four directors of the Company shall be elected by the holders of the Class A Common Stock (the "Class A Directors"), four directors shall be elected by the holders of the Series B Preferred Stock (the "Series B Directors") and three directors shall be elected by the holders of the Common Stock (the "Common Directors"). All directors are elected for a one year term. At the Meeting, four Class A Directors will be elected by the Class A Common Stock holders, four Series B Directors will be elected by the Series B Preferred Stock holders and three Common Directors will be elected by the Common Stock holders. Those nominees receiving the highest numbers of votes at the Meeting will be elected to the respective directorships for which they have been nominated.

        Leslie B. Otten owns all of the Class A Common Stock of the Company. Consequently, Mr. Otten has the ability to elect all of the Class A Directors. Pursuant to the stockholders' agreement entered into with Oak Hill Capital Partners, L.P. and certain related entities ("Oak Hill"), Mr. Otten has agreed to vote his Class A Common Stock so as to elect two directors appointed by Oak Hill. The incumbent Class A Directors appointed by Oak Hill are Robert J. Branson and Alexandra C. Hess. They each stand for reelection as Class A Directors.

        Oak Hill owns all of the Series B Preferred Stock of the Company and has the ability to elect all of the Series B Directors. Oak Hill has indicated that it intends to vote in favor of the election of the nominees for Series B Directors listed herein.

        The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Fair, Hawkes and Wachter as Common Directors.

RECOMMENDATION:
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT HOLDERS OF COMMON STOCK VOTE IN FAVOR OF EACH OF THE NOMINEES.

INFORMATION WITH RESPECT TO NOMINEES

        Set forth below is certain information concerning each nominee for director of the Company. Each nominee is an incumbent director and is nominated for a one year term.

Nominees for Common Directors

        William J. Fair.    Director, President and Chief Executive Officer. 41. Mr. Fair joined American Skiing Company in May, 2000 as Chief Operating Officer and President—Resort Operations. In April, 2001, Mr. Fair was promoted to the position of President and Chief Executive Officer. Mr. Fair was elected to the Board of Directors at the Company's August 26, 2003 annual meeting. Prior to joining the Company, Mr. Fair was employed as president of Universal Studios' Port Aventura theme park in Tarragona, Spain from 1998 to April, 2000. Mr. Fair served as senior vice president for business operations at Universal Creative, a division of Universal Studios, Inc. from 1997 to 1998. Between 1992 and 1997, Mr. Fair was employed by The Walt Disney Co. in multiple capacities including director of finance and business planning for Disney Development Company.

        David B. Hawkes.    Director. 59. Mr. Hawkes has been a director of the Company since his election on December 8, 1998. He is owner and consultant with Triplehawk, Inc., a management consulting firm based in Falmouth, Maine. Before founding Triplehawk in 2001, Mr. Hawkes was co-owner and consultant with Cloudhawk Management Consultants, L.L.C., a management consulting firm based in Portland, Maine. Before founding Cloudhawk in 1993, Mr. Hawkes served as a partner with KPMG Peat Marwick from 1974 to 1993, part of that time in charge of the firm's Portland, Maine tax practice. Mr. Hawkes also serves as a member of the board of directors of several private companies.

        Paul Wachter.    Director. 47. Mr. Wachter has been a director of the Company since his election on December 16, 1999. From 1997 to present, Mr. Wachter has served as the founder and Chief Executive Officer of Main Street Advisors, a Santa Monica based financial advisory firm. From 1993 to 1997, Mr. Wachter was a Managing Director and Head of Schroder & Co. Incorporated's Lodging and Gaming Group, its Sports and Leisure Group, and Schroder's West Coast investment banking effort.

From 1987 to 1993, Mr. Wachter worked at Kidder Peabody where he founded and was responsible for Kidder's Hotel, Resorts and Leisure Group, and managed Kidder Peabody's Los Angeles investment banking group. He began his career as an investment banker at Bear, Stearns & Co., Inc., covering the entertainment industry. From 1982 to 1985 Mr. Wachter worked at Paul, Weiss, Rifkind, Wharton and Garrison, LLP as a tax attorney.

Nominees For Class A Directors

        Gordon M. Gillies.    Director. 60. Mr. Gillies has been a director of the Company since his election on February 9, 1998. From 1991 to present, Mr. Gillies has served as a member of the faculty of Hebron Academy, a private boarding-day secondary school in Maine. Prior to 1991, Mr. Gillies was a practicing attorney in the State of Maine.

        Leslie B. Otten.    Director. 54. Mr. Otten has been a director of the Company since its inception in July, 1997. Since April, 2002, Mr. Otten has served as Vice-Chairman and Partner in the Boston Red Sox, a major league baseball franchise. Mr. Otten is also the President of Sakata Sports and LBO Enterprises, positions he has held since April, 2001. From 1980 to April, 2001, Mr. Otten served as Chairman, President and Chief Executive Officer of the Company (or its predecessors). In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant to the General Manager of Sunday River in 1972 and became its General Manager in 1974. In 1980, Mr. Otten purchased Sherburne's 90% interest in Sunday River and acquired the remaining 10% interest from the minority stockholders in 1989.

        Robert J. Branson.    Director. 55. Mr. Branson has been a Director of the Company since his election on December 12, 2000. Mr. Branson is affiliated with RMB Realty, Inc., an entity related to Oak Hill Capital Management, Inc., in which capacity he has served since 1989. Mr. Branson is a member of the board of directors of several private companies, and was formerly a member of the board of Keystone Property Trust.

        Alexandra C. Hess.    Director. 34. Ms. Hess has been a Director of the Company since her election to the Board on December 12, 2000. From July 1999 to the present, Ms. Hess has been employed by Oak Hill Capital Management, Inc., most recently as a vice president. From September 1996 through June 1999, Ms. Hess was employed in the New York office of Mitchell Madison Group, a strategic consulting firm.

Nominees for Series B Directors

        J. Taylor Crandall.    Director. 49. Mr. Crandall has been a director of the Company since his election on August 5, 1999. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas from October 1986 to August 1998, and as Vice President and Chief Operating Officer since August 1998. He has also served as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia FW Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of U.S. Oncology, Cincinnati Bell, Inc., Interstate Hotels and Resorts, Inc., and MeriStar Hospitality Corporation He also serves on the Board of Advisors of Oak Hill Capital Partners, L.P. and Oak Hill Strategic Partners, L.P., both of which he helped found; on the Investment Committees of Insurance Partners, L.P. and Brazos Fund, L.P., and on the Advisory Committees of Boston Ventures Limited Partnership V and B-K Capital Partners, L.P.

        Edward V. Dardani, Jr.    Director. 41. Mr. Dardani has been a director of the Company since his appointment to the Board in March 2003. From 2002 to present, Mr. Dardani has been a vice president at Oak Hill Capital Partners, L.P., a private investment company. From 1997 to 2002 he was a partner at DB Capital Partners. He has served or currently serves on the board of directors of several private companies.

        Steven B. Gruber.    Director (Chairman). 46. Mr. Gruber has been a director of the Company since his election on August 5, 1999. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone, Inc. Mr. Gruber is also a director of several private companies related to Keystone, Inc., and Oak Hill Partners, Inc.

        William S. Janes.    Director. 50. Mr. Janes has been a director of the Company since his election on August 5, 1999. Mr. Janes is the President of RMB Realty, Inc., and oversees the real estate investments of Keystone, Inc., and certain entities related to Keystone. Mr. Janes has served or currently serves on numerous boards, including MeriStar Hospitality Corporation, Paragon Group, Inc. (now publicly traded as Camden Property Trust), Brazos Asset Management, Inc., and Carr Real Estate Services, Inc. He also serves on the Investment Committee of Brazos Fund, L.P.

EXECUTIVE OFFICERS

        The following table sets forth the executive officers of the Company as of the date hereof:

Name/Age	Position
William J. Fair, 41	Director, Chief Executive Officer, President
Franklin ("Chip") Carey, Jr., 56	Senior Vice President—Marketing and Sales
Thomas J. Chasse, 47	President and Managing Director, Attitash resort
Christopher S. Diamond, 57	President and Managing Director, Steamboat resort
John W. Diller, 56	President and Managing Director, Sunday River resort and Sugarloaf resort
Stan Hansen, 61	President and Managing Director, Mount Snow/Haystack resort
F. Scott Pierpont, 50	President and Managing Director, The Canyons resort
Foster A. Stewart, Jr., 36	Senior Vice President, General Counsel and Secretary
Helen E. Wallace, 49	Senior Vice President, Chief Financial Officer and Treasurer
Allen W. Wilson, 51	President and Managing Director, Killington/Pico resort

        Franklin ("Chip") Carey, Jr., Senior Vice President—Marketing and Sales.    Mr. Carey was appointed as the Company's Senior Vice President—Marketing and Sales on July 9, 2003. Prior to that appointment, from July 1997 to July 2003, Mr. Carey served as the Vice President of Marketing and Sales for the Company's resort at The Canyons in Park City, Utah. From November, 1971 through July,

1997, Mr. Carey held various positions at the Company's Sugarloaf/USA resort in Maine, most recently as Vice President of Marketing and Sales.

        Thomas J. Chasse, President and Managing Director, Attitash resort.    Mr. Chasse has served as the Managing Director of the Attitash resort since 1999, and was named President of the resort in 2002. Prior to being named the Managing Director of Attitash, Mr. Chasse served as Vice President of Resort Operations at Attitash from 1995 to 1999.

        Christopher S. Diamond, President and Managing Director, Steamboat resort.    Mr. Diamond has served as the President and Managing Director of the Steamboat resort since 1999. Prior to being named the President of Steamboat, Mr. Diamond was the Managing Director of the Mount Snow resort from 1996 to 1999.

        John W. Diller, President and Managing Director, Sunday River resort and Sugarloaf resort.    Mr. Diller has served as the Managing Director of the Sugarloaf resort since 1997 and the Sunday River resort since 2002. In 2002, he was named President of both the Sunday River and Sugarloaf resorts. Prior to being named the Managing Director of the Sugarloaf resort, Mr. Diller served in various positions at the Sugarloaf resort from 1970 to 1997.

        Stan Hansen, President and Managing Director, Mount Snow/Haystack resort.    Mr. Hansen has served as the Managing Director of the Mount Snow/Haystack resort since 2001. In 2002, he was named President and Managing Director of the resort. Prior to becoming Managing Director of Mount Snow, Mr. Hansen was Senior Vice President of Real Estate Development—West for the Company's real estate development subsidiary, American Skiing Company Resort Properties, Inc., from 1997 to 2001. Prior to joining American Skiing Company in 1997, Mr. Hansen held various positions with the Heavenly ski resort in Lake Tahoe, California.

        F. Scott Pierpont, President and Managing Director, The Canyons resort.    Mr. Pierpont was named President and Managing Director of The Canyons resort in 2003. Prior to being named to his current position he served as interim Managing Director of The Canyons since August 2002, and as Vice President/Operations since December 2001. From 1998 to 2002, Mr. Pierpont was the Managing Director of the Mount Snow/Haystack resort.

        Foster A. Stewart, Jr., Senior Vice President, General Counsel and Secretary.    Mr. Stewart joined the Company in January 1998, as Vice President and Assistant General Counsel. He became General Counsel in April 1999, and was promoted to Senior Vice President, General Counsel and Secretary in April 2001. From September 1992 to January 1998, Mr. Stewart was an attorney with the Portland, Maine law firm of Pierce Atwood, where his practice focused on commercial and business law.

        Helen E. (Betsy) Wallace, Senior Vice President, Chief Financial Officer and Treasurer.    Ms. Wallace joined the Company in December 2002, as Senior Vice President. She became the Company's Chief Financial Officer and Treasurer in March 2003. From 2000 through December 2002, Ms. Wallace served as Chief Financial Officer of Cyrano Sciences, Inc., a late stage start-up technology company, where she was responsible for all financial, budgeting and legal aspects of the organization. From 1998 to 2000, Ms. Wallace held the positions of Vice President, Director of Business Development and Vice President, Regional Financial Controller Investment Products & Distribution, with Citigroup, Singapore, a leading international provider of financial services. From 1995 to 1998, Ms. Wallace held senior financial positions in Singapore with Hubbell, Inc., a large, international manufacturing company, and International Business Machines. Prior to joining IBM, Ms. Wallace served as Director of Finance for Esprit de Corporation from 1988 to 1995. Betsy spent the first nine years of her accounting and tax career with Touche Ross, CPA's (now known as Deloitte).

        Allen W. Wilson, President and Managing Director, Killington/Pico resort.    Mr. Wilson has served as Managing Director of the Killington/Pico resort since 1996. In 1998, he was named President and Managing Director. Prior to joining Killington, Mr. Wilson served as President of the Sugarbush resort in Vermont, Vice President of Killington Resort Villages at the Killington resort, and Chief Financial Officer of the Bear Mountain resort in California.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table provides information concerning compensation paid by the Company to William J. Fair, President and Chief Executive Officer, and the Company's next four highest paid executive officers whose compensation was at least $100,000 for fiscal year 2003 and who were serving as executive officers as of July 27, 2003 and for our former Chief Financial Officer who was one of our four highest paid executive officers for fiscal year 2003 but who was no longer an executive officer as of July 27, 2003 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation(5)
Name and Principal Position	Fiscal Year	Salary		Bonus			Other annual compensation(4)		Securities Underlying Options/SARs	All Other Compensation
William J. Fair Director, President and Chief Executive Officer	2003 2002 2001	$ $ $	400,000 400,000 300,000	$ $ $	0 435,000 69,518	(9) (1) (2)	$ $ $	3,500 15,026 5,474	— —	— —
Helen E. Wallace Senior Vice President and Chief Financial Officer	2003 2002 2001		$164,365 N/A N/A		$80,000 N/A N/A	(3)		$6,060 N/A N/A	— — —	— — —
Mark J. Miller(7) Former Chief Financial Officer	2003 2002 2001	$ $ $	256,731 300,000 300,000	$ $ $	0 450,000 69,518	(9) (6) (2)	$ $ $	0 0 0	— —	— — —
Christopher S. Diamond President and Managing Director, Steamboat resort	2003 2002 2001	$ $ $	256,798 243,858 235,393	$ $ $	0 30,000 100,000	(9) (2)	$ $ $	2,427 14,095 12,034	—	— — —
Allen W. Wilson President and Managing Director, Killington resort	2003 2002 2001	$ $ $	243,333 248,486 240,760	$ $ $	0 0 14,900	(9) (2)	$ $ $	4,229 9,349 2,041	— — —	— — —
Foster A. Stewart, Jr. Senior Vice President, General Counsel and Secretary	2003 2002 2001	$ $ $	219,184 205,000 180,000	$ $ $	0 192,500 19,582	(9) (8) (2)	$ $ $	4,793 3,000 —	— — 60,000	— — —

(1)
Mr. Fair's fiscal year 2002 bonus consists of a $35,000 incentive bonus paid in August 2001 and a $400,000 retention bonus paid in May 2002.

(2)
Bonuses listed on fiscal year 2001 were paid in fiscal year 2002.

(3)
Represents $30,000 signing bonus paid in fiscal year 2003, and minimum fiscal year 2003 incentive bonus of $50,000, earned in fiscal 2003 and to be paid in fiscal 2004. Ms. Wallace's final fiscal 2003 incentive bonus has not been determined by the Compensation Committee as of the date hereof, and, accordingly, the minimum bonus is included for informational purposes.

(4)
Represents vehicle allowance, housing/travel allowance and/or Company 401(k) matching contribution.

(5)
See Long-Term Incentive Plan Table below for description of long-term compensation grants made in fiscal year 2003 to some of the Named Executive Officers.

(6)
Mr. Miller's fiscal year 2002 bonus consisted of a $25,000 incentive bonus paid in August 2001, a $100,000 signing bonus paid in March 2002, a $225,000 retention bonus paid in May 2002, and a $100,000 incentive bonus earned in fiscal year 2002 and paid in fiscal year 2003.

(7)
Mr. Miller resigned from the Company in June, 2003.

(8)
Mr. Stewart's fiscal year 2002 bonus consisted of a $17,500 incentive bonus paid in August 2001, a $105,000 retention bonus paid in May 2002 and a $70,000 incentive bonus earned in fiscal year 2002 and paid in fiscal year 2003.

(9)
As of November 20, 2003, the Compensation Committee of the Board of Directors had not yet determined the amount of incentive bonuses to key employees for fiscal year 2003.

        No stock options were granted under the Company's Stock Option Plan during fiscal year 2003 to the Named Executive Officers.

Aggregated Options/SAR Exercises During Fiscal Year Ended July 27, 2003, and Option/SAR Values as of July 27, 2003

        The following table sets forth information concerning each exercise of stock options during Fiscal 2003 by each of the Named Executive Officers and the value of unexercised options at July 27, 2003.

Name	Shares acquired on exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options/SARs (Exercisable/Unexercisable)(1)
William J. Fair	N/A	N/A	400,000/—	$	—/—
Helen E. Wallace	N/A	N/A	—/—	$	—/—
Mark J. Miller(2)	N/A	N/A	205,000/—	$	—/—
Christopher S. Diamond	N/A	N/A	77,030/40,000	$	—/—
Allen W. Wilson	N/A	N/A	107,120/40,000	$	—/—
Foster A. Stewart, Jr.	N/A	N/A	74,000/20,000	$	—/—

(1)
The "Value of Unexercised In-the-Money Options/SARs at July 27, 2003" was calculated by determining the difference between the closing price on the over-the-counter market of the underlying Common Stock at July 27, 2003, of $0.11 and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Common Stock exceeds the exercise price of the option. None of the options were "In-the-Money" as of July 27, 2003.

(2)
Mr. Miller resigned from the Company in June, 2003.

LONG-TERM INCENTIVE AWARDS

        The table below provides information regarding grants of long-term incentive awards under the Company's 2002 Phantom Equity Plan (the "LTIP") in the fiscal year ended July 27, 2003 to the Named Executive Officers:

			Estimated Future Payouts Under Non-Stock Priced Based Plans(1)
		Performance or Other Period Until Maturation or Payout (3)
Name	Number of Shares, Units or Other Rights(2)		Threshold ($ or #)(4)	Target(5)	Maximum
William J. Fair	0		0		0
Mark Miller(6)	0		0	(5)	0
Helen E. Wallace	9.5%		0	(5)	$4,000,000
Christopher S. Diamond	0		0	(5)	0
Allen W. Wilson	0		0	(5)	0
Foster A. Stewart, Jr.	0		0	(5)	0

(1)
Under the terms of the LTIP, each award to a Participant establishes the percent of the Total Plan Pool (the minimum value of the Total Plan Pool is $2 million and the maximum is $32 million) to which such Participant may be entitled upon a Valuation Event (see definition in Note 3), or in certain cases, following a Participant's termination of employment.

The Total Plan Pool is determined as follows: $2 million + (Total Equity Pool Value times the Total Pool Percentage).

The Total Equity Pool Value is equal to the Total Enterprise Value of the Company minus the value of outstanding debt of the Company. For this purpose preferred stock of the Company is not treated as debt of the Company. Total Enterprise Value equals the total purchase price paid for the Company (or, in absence of an acquisition of the Company, the total value of the Company determined by an independent third party) at the time of a Valuation Event. Once Total Equity Value is determined, Total Plan Pool Percentage is determined by reference to the following chart:

Total Equity Value	Total Plan Pool Percentage
$1.00	0.00%
$50 million	1.50%
$100 million	2.00%
$150 million	2.25%
$200 million	2.50%
$250 million	3.00%
$300 million	3.50%
$400 million	5.00%
$500 million or above	6.00%

The payout to which a Participant will be entitled upon a Valuation Event is the percentage of the Total Plan Pool provided in his or her Award Awards become 100 percent vested upon a Change in Control (see definition in note 3).

(2)
Each Award establishes the percent of the Total Plan Pool to which a Participant will be entitled upon a Valuation Event. Awards are paid solely in cash.

(3)
Participants are entitled to a payment on Awards granted under the LTIP, to the extent vested upon a Valuation Event or in certain cases upon termination of employment. A Valuation Event is any of the following: (i) a sale or disposition of a significant Company operation or property as determined by the Board; (ii) a merger, consolidation or similar event of the Company other than one (A) in which the Company is the surviving entity or (B) where no Change in Control has occurred; (iii) a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (iv) a Change in Control. A Change in Control means the occurrence of any of the following: (i) the acquisition by any person of 50 percent or more of the combined voting power of the Company's then outstanding voting securities, other than any person holding 50 percent or more of such combined voting power on the date hereof; (ii) the individuals who were members of the Board during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; or (iii) approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. As of the date of his resignation from the Company, Mr. Miller was 50% vested in his Award.

(4)
Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in Note (1).

(5)
Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in Note (1). In addition, neither, a representative amount based on the Company's previous fiscal year's performance nor a target award amount may be determined because Awards payout solely on (i) a Valuation Event (described above) or (ii) if provided in the governing award, following a participant's termination due to disability, without Cause, or for Good Reason (in each case as defined in the Participant's Award agreement) prior to a Valuation Event. In the event of such a termination, the Total Enterprise Value would be determined by a qualified third party. To date it has not been necessary for the Company to engage such a third party to make such a determination.

(6)
Mr. Miller resigned from the Company in June, 2003.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,226,579	$4.08	4,003,531
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	4,226,579	$4.08	4,003,531

Employment Agreements

        The Company has entered into employment agreements with several of its key executive officers.

William J. Fair

        On May 17, 2000, the Company entered into an employment agreement with William J. Fair for a term of three years as Chief Operating Officer. In 2001, Mr. Fair was promoted to President and Chief Executive Officer.

        Mr. Fair's employment agreement provides an annual base salary of $300,000. In connection with his promotion to CEO, his base salary was increased to $400,000. The compensation committee may award Mr. Fair an annual bonus of up to 70% of his base salary in accordance with the provisions of the Company's bonus program. Mr. Fair received a signing bonus of $75,000 on May 17, 2000. In fiscal year 2000, the Company also granted Mr. Fair incentive stock options for 400,000 shares of the Company's common stock, at an exercise price of $2.00 per share, subject to vesting and forfeiture conditions. Mr. Fair is now 100% vested in his stock options.

        Mr. Fair will be entitled to severance if his employment is terminated as a result of any of the following circumstances: (i) disability; (ii) the Company's termination of Mr. Fair's employment without cause, as such term is defined in his Employment Agreement; or (iii) Mr. Fair's termination of his own employment on account of certain material changes in the terms and conditions of his employment without his consent as described in his employment agreement. This type of termination by Mr. Fair is commonly referred to as good reason. Mr. Fair's severance under these circumstances will be the greater of his base salary through the end of the term or one year, and is payable in accordance with the Company's ordinary payroll practices. However, in the event Mr. Fair's employment is terminated by Mr. Fair for good reason or by the Company without cause within one year following, or in connection with, a change in control of the Company (as such term is defined in his Employment Agreement), Mr. Fair is entitled to receive an amount equal to 200% percent of his then current base salary in a lump sum payment within ten days following such termination. The term cause is also defined in the employment agreement.

        Mr. Fair's employment agreement also provides that during the term of the agreement and for a period of one year thereafter, he will not have an ownership interest in, manage or control ski resorts throughout North America and will not solicit the Company's employees to leave the Company, or interfere with or disrupt any contractual relationships between the Company and any third party. In addition, Mr. Fair is prohibited from disclosing the Company's confidential information.

        Mr. Fair's employment agreement expired pursuant to its terms on May 17, 2003. Mr. Fair remains employed by the Company as an at-will employee at the same rate of compensation in effect immediately prior to the expiration of the agreement.

Foster A. Stewart Jr.

        On July 30, 2001, the Company entered into an Executive Employment Agreement (the "Stewart Agreement") with Mr. Stewart providing for his employment as Senior Vice President and General Counsel. The Stewart Agreement has a two (2) year term with an additional one (1) year extension if Mr. Stewart relocates to Park City, Utah and, in either case, includes one (1) year extensions unless terminated sooner with 60 days notice prior to the end of any term.

        The Stewart Agreement provides for an annual base salary of $180,000 with an annual bonus as follows: target—forty percent (40%) of base salary up to a maximum bonus of sixty percent (60%) of base salary. Mr. Stewart participates in the Company's LTIP at a participation percentage equal to eight and one-half percent (8.5%). See LTIP table for further explanation. In July 2002, Mr. Stewart's annual base salary was increased to $205,000, and in October 2002, Mr. Stewart's annual base salary was further increased to $214,000.

        In addition, in accordance with the Stewart Agreement, Mr. Stewart received a retention bonus of $105,000 on April 1, 2002. In the event of Mr. Stewart's death or disability, the Company shall pay to Mr. Stewart's estate or to Mr. Stewart, as the case may be, a lump sum payment of an amount equal to (i) his base salary through such termination date, (ii) a pro rata portion of his annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.

        The Stewart Agreement provided Mr. Stewart with an inducement to relocate to Park City, Utah, but in the event Mr. Stewart gave notice by April 30, 2002, of his intention not to relocate to Park City, his severance would be limited to a lump sum equal to 90 days of base salary. Mr. Stewart gave such notice on May 28, 2002, and accordingly, in the event Mr. Stewart's employment is terminated for any reason other than cause, as such term is defined in the Stewart Agreement, his severance will be 90 days of base salary paid in a lump sum.

        The Stewart Agreement also provides that during the term of the agreement and for one year thereafter, he will not solicit the Company's employees. In addition, Mr. Stewart is prohibited from disclosing the Company's confidential information.

Helen E. Wallace

        Effective November 7, 2002, the Company entered into an Executive Employment Agreement (the "Wallace Agreement") with Ms. Wallace providing for her employment as Senior Vice President and Chief Financial Officer. The Wallace Agreement has a term of three (3) years, with an additional three (3) year extension unless earlier terminated on no less than one-year's notice.

        The Wallace Agreement provides annual base salary of $259,000 ("Base Salary") with an annual bonus as follows: target—fifty percent (50%) of Base Salary up to maximum bonus amount of seventy-five percent (75%) of base salary with a guaranteed minimum bonus of $50,000 for fiscal year 2003. Ms. Wallace received a $30,000 signing bonus in December, 2003. Ms. Wallace will also be eligible to participate in the Company's LTIP at a participation percentage equal to nine and one-half percent (9.5%). See LTIP table for further explanation.

        In the event of Ms. Wallace's death or disability, the Company is obligated to pay Ms. Wallace's estate or to Ms. Wallace, as the case may be, a lump sum payment of an amount equal to (i) her Base Salary through such termination date, (ii) a pro rata portion of her annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.

        If Ms. Wallace's employment is terminated without cause, as such term is defined in the Wallace Agreement (other than on account of death or disability), or if she terminates her employment for good reason, as such term is defined in the Wallace Agreement, she will receive a lump sum payment equal to 100% of her annual Base Salary as in effect on the date of termination. The Wallace Agreement also provides for a 12 month post termination restrictive period in which Ms. Wallace may not solicit Company employees. In addition, Ms. Wallace is prohibited from disclosing the Company's confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Dardani and Wachter. Compensation Committee members were involved in the following related party transactions during the Company's recently completed fiscal year:

        Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, acted as one of the Company's investment bankers in connection with the marketing of the Steamboat ski resort for sale and also acted as the Company's investment banker in connection with the sale of the Heavenly ski resort in fiscal year 2002.

REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs and determining awards under the Company's LTIP.

        The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. References in the report to the Company are to American Skiing Company.

Compensation Philosophy

        The Compensation Committee's compensation philosophy is designed to support the Company's primary objective of creating long-term value for stockholders. The Compensation Committee follows a three-pronged compensation strategy applicable to the Company's executive officers and other key employees, including the Chief Executive Officer ("CEO"), whereby such employees are compensated through three separate but related compensation arrangements:

        First, each key employee receives a base salary consistent with his or her core responsibilities;

        Second, a short-term bonus target, generally determined annually, is established to provide reward and incentive for shorter term productivity; and

        Third, awards under the Company's LTIP are made to provide a longer term incentive and reward longer term loyalty and performance.

        This strategy is intended to: (i) attract and retain talented executives; (ii) emphasize pay for performance; and (iii) encourage management devotion to the long-term valuation of the Company.

        The following are descriptions of the Company's compensation programs for executive officers, including the CEO.

Base Salary

        The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry and the real estate development industry. The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Compensation Committee, in the case of the CEO) resulting in salary actions as appropriate. An employee's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Compensation Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

        The Company has established an incentive compensation plan for certain of the Company's employees, which is designed to provide rewards for shorter term productivity by key employees. The bonus plan is generally directed at key members of the management team, and currently includes approximately 200 employees. The plan provides for payment of cash bonuses if certain levels of resort and company-wide earnings are met. The bonus plan for the Company's 2004 fiscal year remains subject to approval by the Compensation Committee.

Phantom Equity Plan (LTIP)

        Our 2002 Phantom Equity Plan is designed to align management interests with those of stockholders. In furtherance of this objective, the level of phantom equity grants for executive officers was determined by the Compensation Committee upon adoption of the plan or, if later, upon the executive's hire date, in each case typically in consultation with the CEO, except with respect to the CEO himself. Awards for all executive officers are determined by giving consideration to base salary, level of responsibility and industry long-term compensation information.

Compensation Committee
/s/ Edward V. Dardani, Jr. /s/ Steven Gruber

REPORT OF AUDIT COMMITTEE

        The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee Charter was adopted by the Board of Directors in December 1999. Pursuant to its Charter, the Audit Committee is authorized to: establish and review the activities of the independent auditors and the internal auditors; review and approve the format of the financial statements to be included in the annual report to the stockholders; review recommendations of the independent auditors and responses of management; review and discuss the Company's financial reporting, loss exposures and asset control with the auditors and management; monitor the Company's program for compliance with policies on business ethics; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's accounting and financial controls; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; review any transactions among the Company, its subsidiaries and their employees or affiliates; receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and direct and supervise any special investigations the Committee deems necessary.

        In conjunction with its activities during the Company's 2003 fiscal year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence from the Company, and has considered the compatibility of non-audit services with the auditors' independence.

        Fees paid to the Company's independent audit firms for fiscal 2003 were comprised of the following:

Aggregate Audit Fees (for annual audit and quarterly reviews)
—KPMG	$487,643
Aggregate audit-related services
—KPMG	$87,500
Aggregate tax-related services
—KPMG	$15,631
Aggregate other services
—KPMG	$49,346

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended July 27, 2003.

Audit Committee
/s/ David B. Hawkes /s/ Edward V. Dardani, Jr. /s/ Gordon M. Gillies

PERFORMANCE GRAPH

        The following table compares the performance of the Company's Common Stock to the Russell 2000 and the Company's Peer Group Index*.

*
The Company's peer group index performance is weighted according to market capitalization.

        The total shareholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, and the Company's peer group. The Company's peer group, as selected by the Company, is comprised of Vail Resorts, Inc., Intrawest Corp., Boca Resorts, Six Flags, Inc., and Cedar Fair, L.P. The Company has selected this peer group because these companies operate in the Resort/Leisure/Hospitality sector or the Resort Real Estate Development sector. The Company included The Russell 2000 in the graph because the Company is included in such index and because there is no industry index for the Company's business. Total shareholder return is weighted according to market capitalization; therefore companies with a larger market capitalization have a greater impact on the peer group index results. Historical stock performance during this period may not be indicative of future stock performance.

Security Ownership of Certain Beneficial Owners and Management

        Set forth in the following table is the beneficial ownership of Common Stock and Class A Common Stock as of November 1, 2003, for all Directors and Named Executive Officers and all Directors and executive officers as a group. No Director or executive officers beneficially owned any

Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, or Series D Preferred Stock as of November 1, 2003.

				Class A Common Stock		Total All Voting Stock(3)
	Common Stock(2)
Directors and Executive Officers(1)
	Shares		%	Shares	%	%
William J. Fair(4)	400,000		2.30%	—	—	*
Mark J. Miller(4)(18)	240,000		1.40%	—	—	*
Helen E. Wallace	—		—	—	—	—
Christopher S. Diamond(4)	82,030		*	—	—	*
Allen W. Wilson	107,120		*	—	—	*
Foster A. Stewart, Jr.	74,000		*	—	—	*
Edward V. Dardani, Jr.		(5)	—	—	—	—
Robert J. Branson(6)	8,000		*	—	—	*
J. Taylor Crandall		(7)	—	—	—	—
David B. Hawkes(8)	21,000		*	—	—	*
Alexandra C. Hess		(9)	—	—	—	—
Gordon M. Gillies(10)	21,000		*	—	—	*
Steven B. Gruber		(11)	—	—	—	—
William Janes		(12)	—	—	—	—
Leslie B. Otten(13)	680,000		3.86%	14,760,530	100.00%	19.86%
Paul Wachter(14)	30,000		*	—	—	*
Directors and Executive Officers as a group(15)	1,663,150		8.94%	14,760,530	100.00%	20.87%

*
Less than one percent

(1)
The executive officers in this table are Messrs. Fair, Miller, Diamond, Stewart, Wilson and Ms. Wallace.

(2)
In computing the number of equity securities which a person shall have the right to acquire, equity securities that may be acquired within 60 days of November 1, 2003 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of November 1, 2003 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

(3)
Including shares of Series A Preferred Stock not held by any of the Company's directors or executive officers.

(4)
All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

(5)
Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Dardani, one of the Company's directors, is a limited partner of certain Oak Hill entities. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(6)
Includes 5,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan and 3,000 shares of Common Stock held by The Branson Family LLC, which Mr. Branson is the managing member of, but as to which Mr. Branson disclaims beneficial ownership.

(7)
Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Crandall, one of the Company's directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(8)
All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

(9)
Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Ms. Hess, one of the Company's directors, is a limited partner in certain other Oak Hill entities. Ms. Hess disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of her pecuniary interest therein.

(10)
Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

(11)
Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Gruber, one of the Company's directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(12)
Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Janes, one of the Company's directors, is a limited partner of certain other Oak Hill entities. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(13)
Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes 20,000 shares of Common Stock owned by Albert Otten Trust f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership. As of July 1, 2003, all of Mr. Otten's shares of Class A Common Stock were pledged to secure a margin loan from ING U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

(14)
Includes 17,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(15)
Includes 1,556,650 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

(16)
Mr. Miller resigned from the Company in June 2003.

INFORMATION AS TO CERTAIN STOCKHOLDERS

        Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company's voting securities as of October 31, 2003. The holders of the Company's Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote such shares, other than with respect to the election of directors.

				Class A Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned			Series B & C1 Preferred Stock Beneficially Owned
	Common Stock Beneficially Owned(1)
													% of All Voting Stock Beneficially Owned(2)
Five Percent Stockholders	Shares		% of Class	Shares	% of Class	Share		% of Class	Shares		% of Class
Oak Hill Capital Partners, L.P.(3) 201 Main Street Fort Worth, Texas 76102	879,133	(3)	5.18%	—	—	—		—	B-131,870 C1-35,165	(3) (3)	87.79 87.79	% %	48.30%
Oak Hill Capital Management Partners, L.P.(3) 201 Main Street Fort Worth, Texas 76102	22,200	(4)	*	—	—	—		—	B-3,330 C1-888	(4) (4)	2.22 2.22	% %	1.22%
Oak Hill Securities Fund, L.P.(9) 201 Main Street Fort Worth, Texas 76102	23,848	(5)	*	—	—	—		—	B-7,400 C1-954	(5) (5)	4.99 —%		—%
Oak Hill Securities Fund Liquidating Trust 201 Main Street Fort Worth, Texas 76102	25,486	(6)	*	—	—	—		—	C1-1,020	(6)	—		—%
Oak Hill Securities Fund II, L.P.(5) 201 Main Street Fort Worth, Texas 76102	49,333	(7)	*	—	—	—		—	B-7,400 C1-1,973	(7) (7)	4.99 4.99	% %	2.71%
OHCP Ski, L.P.(9) 201 Main Street Fort Worth, Texas 76102	13,333	(8)	*	—	—	—		—	B-2,000 C1-533	(8) (8)	1.33 1.33	% %	0.73%
Leslie B. Otten P.O. Box 547 Bethel, ME 04217	680,000	(10)	3.86%	14,760,530	100%	—		—	—		—		19.86%
Madeleine LLC c/o Cerberus 450 Park Avenue New York, NY 10022	1,352,800		7.97%	—	—	36,626	(11)	100%	—		—		6.96%
Performance Capital Group, LLC 14 Wall Street, 27th Floor New York, New York 10005	998,800		5.89%	—	—	—		—	—		—		1.30%

*
Less than one percent

(1)
Does not give effect to the conversion of the Series A Preferred Stock and the Series C-1 Preferred Stock. As of October 31, 2003, each share of Series A Preferred Stock was convertible into 109.45 shares of common stock and each share of Series C-1 Preferred Stock was convertible into 1,033.74 shares of common stock. If each of the following entities had converted the shares of Series A Preferred Stock and Series C-1 Preferred Stock held by it as of October 31, 2003, each would beneficially own the following number of shares of common stock and the following percentage of shares of common stock: Oak Hill Capital Partners, L.P. (37,230,600 shares; 69.8%); Oak Hill Capital Management Partners, L.P. (940,161 shares; 5.3%); Oak Hill Securities Fund, L.P. (1,010,036 shares; 5.6%); Oak Hill Securities Fund Liquidating Trust (1,079,901

  shares; 6%); Oak Hill Securities Fund II, L.P. (2,088,902 shares; 11%); OHCP Ski, L.P. (564,316 shares; 3.2%) and Madeleine LLC (5,361,516 shares; 25.6%).

(2)
Percentages include Series A Preferred Stock and Series C-1 Preferred Stock on an as-converted basis. As of October 31, 2003, each share of Series A Preferred Stock was convertible into 109.45 shares of common stock and each share of Series C-1 Preferred Stock was convertible into 1033.74 shares of common stock.

(3)
Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(4)
Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P. the general partner of Oak Hill Capital Management Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(5)
Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(6)
Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the administrative trustee of Oak Hill Securities Fund Liquidating Trust may be deemed beneficial owner of the shares of capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(7)
Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(8)
Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., and Oak Hill Capital Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(9)
Each entity referred to in footnotes 3 to 8 inclusive, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a "group" for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity's direct or indirect pecuniary interest in such shares. Together the Oak Hill entities beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 54.10% of the Company's outstanding voting stock.

(10)
Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

(11)
Together with accrued and unpaid dividends through October 31, 2003, the Series A Preferred Stock is convertible into 4,008,824 shares of Common Stock.

        In computing the number of equity securities which a person shall have the right to acquire, equity securities that may be acquired within 60 days of November 1, 2003 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of November 1, 2003 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 27, 2003, with the exception of Mr. Carey, who filed one delinquent report on Form 3 following his appointment as a senior executive officer of the Company. Mr. Carey's Form 3 disclosed his ownership of options to acquire 15,500 shares of the Company's common stock at various exercise prices.

BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

        The Board of Directors of the Company held a total of five meetings during Fiscal 2003. The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and an Executive Committee. For certain related party transactions, the Board has also constituted a Special Committee of its independent members.

        The Compensation Committee is authorized and directed to: (i) review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management; (ii) review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors; (iii) review and approve performance targets, participation and level of awards for long-term incentive award plans; (iv) review, approve and report to the Board concerning administration of compensation programs; and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The current members of the Compensation Committee are Messrs. Gruber and Dardani. Mr. Wachter served on the Compensation Committee during the Company's 2003 fiscal year, and was replaced by Mr. Gruber in October, 2003. The Compensation Committee held two meetings during the Company's 2003 fiscal year.

        The Nominating Committee is authorized and directed to screen, on behalf of the Board, candidates for election to the Board for regularly scheduled elections or to fill vacancies on the Board. The Board is ultimately responsible for nominating new members and filling vacancies. In addition, the Nominating Committee annually reviews employment and other relationships of directors to assure that there is no current relationship between any non-employee director and the Company that would comprise the independence of any director. The members of the Nominating Committee are Messrs. Wachter and Gruber. Shareholder nominees for Board of Directors positions are considered by the Nominating Committee. Nominees for the next annual meeting should be addressed to the

Nominating Committee c/o Foster A. Stewart, Jr., Secretary, American Skiing Company and delivered to the Company's executive offices prior to September 1, 2004. The Nominating Committee held one meeting during Fiscal 2003.

        The Audit Committee is comprised of Messrs. Hawkes, Dardani and Gillies. Mr. Hawkes has been determined by the Board of Directors to qualify as the Audit Committee's financial expert. Mr. Hawkes, Mr. Dardani and Mr. Gillies each qualify as independent members of the Audit Committee under rules of the New York Stock Exchange and applicable federal securities laws. The Audit Committee held five meetings during the Company's 2003 fiscal year.

        During Fiscal 2003, all of the persons who were directors of the Company at the times of such meetings attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically.

        The Company reimburses each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. During the Company's 2003 fiscal year, directors who are not employees of the Company were paid $5,000 for in person attendance at each meeting of the Board, and $3,000 for telephonic participation, up to a maximum aggregate amount in any year of $20,000. Commencing July 9, 2003, the Board of Directors modified these benefits to provide that board compensation for meetings will be paid as follows (i) for independent directors, $10,000 per meeting attended in person, $7,500 for telephonic meetings, $1,500 for committee meetings, $1,000 for telephonic committee meetings (subject in each case to a 50% premium for the Chair), and (ii) for non-independent directors, $5,000 per meeting attended in person, $3,750 for telephonic meetings, $750 for committee meetings, $500 for telephonic committee meetings (subject in each case to a 50% premium for the Chair). Excluding committee compensation, individual board member compensation would be capped at $40,000 per fiscal year, with this cap to be reviewed annually.

CODE OF ETHICS

        The Board of Directors of the Company, upon recommendation of the Audit Committee, has adopted a Code of Ethics applicable to the Company's Chief Executive Officer, Chief Financial Officer and principal accounting officer, as well as to certain other employees of the Company. A copy of the Code of Ethics is included as Exhibit A to this Proxy Statement.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Registration Rights Agreement

        On August 31, 2001, the Company entered into a registration rights agreement with Oak Hill (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Company granted Oak Hill the following registration rights with respect to the Junior Subordinated Notes, the Series D Preferred Stock issuable upon conversion of the Junior Subordinated Notes, the Series C-1 Preferred Stock, the Common Stock issuable upon conversion of the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Common Stock and any other series or class of the Company's capital stock held from time to time by Oak Hill (collectively, the "Registrable Securities"):

  •
  The holders of Registrable Securities are entitled to make six requests for registration of the Registrable Securities, so long as each such request is made by the holders of at least 10% of the class of Registrable Securities to be registered pursuant to the request, or a lesser percentage if the anticipated aggregate offering price would exceed $25.0 million;

  •
  The holders of Registrable Securities are entitled to incidental registration rights;

  •
  The holders of Registrable Securities may use up to four of their requests for registration to request that the Company file a shelf registration statement, which shall be filed within 30 days of the request and maintained effective until the earlier of the date on which all Registrable Securities covered by the shelf registration statement have been sold or the second anniversary of such effective date;

  •
  If so requested by the holders of such rights, the Company must include securities covered by the registration rights previously granted to ING (U.S.) Capital Corporation and/ or Madeleine L.L.C. in any registration of the Registrable Securities pursuant to the Registration Rights Agreement; and

  •
  The Company may suspend the use of an effective registration statement in certain circumstances, for a period not to exceed 120 days every consecutive twelve-month period.

Stockholders Agreement

        The Company, Oak Hill and Mr. Otten entered into a Stockholders Agreement, dated as of August 6, 1999, amended on July 31, 2000 (as amended, the "Stockholders Agreement"), pursuant to which each of Mr. Otten and Oak Hill agreed to vote their capital stock of the Company so as to cause there to be:

  •
  Six directors of the Company nominated by Oak Hill, so long as Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000 on a fully diluted basis, such number of directors decreasing ratably with the percentage of Oak Hill's ownership of the Common Stock on a fully diluted basis compared to such ownership as of July 30, 2000; and

  •
  Two directors of the Company nominated by Mr. Otten, so long as Mr. Otten owns 15% of the shares of Common Stock outstanding on a fully diluted basis, and one director so nominated, so long as Mr. Otten owns at least 5% of the shares of Common Stock outstanding on a fully diluted basis.

        As of the date hereof, Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000, on a fully diluted basis, therefore, two of the four members of the Board of Directors to be elected by Mr. Otten, as sole owner of the Class A Common Stock pursuant to the terms of the Company's certificate of incorporation will be chosen by Oak Hill and elected by Mr. Otten.

        The Stockholders Agreement provides that, so long as Oak Hill owns at least 20% of the outstanding shares of Common Stock on a fully diluted basis, the affirmative vote of at least one Oak Hill director is required prior to the approval of (i) the Company's annual budget, (ii) significant executive personnel decisions, (iii) material actions likely to have an impact of 5% or more on the Company's consolidated revenues or earnings, amendments to the Company's articles of incorporation or bylaws, (iv) any liquidation, reorganization or business combination of the Company, (v) the initiation of certain material litigation, and (vi) any material financing of the Company.

        Under the Stockholders Agreement, Oak Hill and Mr. Otten have agreed not to dispose of their securities of the Company if, (i) as a result of such transfer, the transferee would own more than 10%

of the outstanding shares of the Company's Common Stock (on a fully diluted basis), unless such transfer is approved by the Board of Directors (x) including a majority of the Common Directors, as defined,, or (y) the Company's public stockholders are given the opportunity to participate in such transfer on equivalent terms, (ii) the transferee is a competitor of the Company or any of its subsidiaries, unless such transfer is approved by the Board of Directors, or (iii) such transfer would materially disadvantage the Company's business or any of its subsidiaries. The Stockholders Agreement provides for additional customary transfer restrictions applicable to each of Mr. Otten and Oak Hill as well as standstill provisions applicable to Oak Hill.

        The Stockholders Agreement provides that, upon the Company's issuance of shares of Common Stock or securities convertible into Common Stock, Mr. Otten and Oak Hill will have the right to purchase at the same price and on the same terms, the number of shares of Common Stock or securities convertible into Common Stock necessary for each of them to maintain individually the same level of beneficial ownership of the Company's Common Stock on a fully diluted basis as it owned immediately prior to the issuance. This anti-dilution provision is subject to customary exceptions.

Transactions with Mr. Otten

        On March 28, 2001, Mr. Otten resigned as the Company's Chairman and Chief Executive Officer. Mr. Otten is still a major shareholder in the Company and is a member of the Company's Board of Directors. As part of his separation agreement, the Company continued to pay Mr. Otten and his executive assistant their salary and medical benefits for two years from the date of resignation. In addition, the Company granted Mr. Otten the use of Company provided office space for up to two years and also transferred ownership of one of the Company's vehicles to Mr. Otten at no charge.

        In April, 2003, the Company engaged in a transaction with Mr. Otten at the Company's Sunday River resort wherein the Company granted to Mr. Otten certain easements necessary for him to develop a restaurant near the resort in exchange for the grant by Mr. Otten of certain parking and access easements beneficial to the resort. This transaction was reviewed and approved by the Audit Committee of the Company's Board of Directors.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, based on the recommendation of the Audit Committee, has voted to retain KPMG LLP to serve as the Company's independent auditors for the fiscal year ending July 25, 2004. KPMG LLP expects to have a representative at the Meeting who will have the opportunity to make a statement and be available to answer appropriate questions.

        It is understood that even if the appointment is ratified, the Board of Directors, in its discretion and based upon the recommendation of its audit committee, may direct the appointment of new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JULY 25, 2004.

FUTURE SHAREHOLDER PROPOSALS

        The Company anticipates that its proxy statement for the next annual meeting will be released to stockholders no later than November 30, 2004. In order for proposals by stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2004 annual meeting, such proposals must be received by the Secretary of the Company no later than September 1, 2004. Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of stockholders to be considered for the next annual meeting, but not included in the Proxy and the Proxy Statement, must be submitted in writing by October 10, 2004. If received after October 10, 2004, the proposal will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons designated in the proxy.

OTHER MATTERS

        At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2003 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SEC ON OCTOBER 27, 2003, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO FOSTER A. STEWART, JR., SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AMERICAN SKIING COMPANY, 2ND FLOOR, ONE MONUMENT WAY, PORTLAND, MAINE 04101.

By Order of the Board of Directors

Foster A. Stewart Jr. Senior Vice President, General Counsel and Secretary

November 28, 2003

EXHIBIT A

AMERICAN SKIING COMPANY
Corporate Ethics Policy
November 1, 2002

        At American Skiing Company, we conduct our business in accordance with all applicable laws and regulations. It's important to note, however, that compliance with the law doesn't encompass our entire ethical responsibility. Rather it is a minimum, absolutely essential condition for the performance of our duties. We're committed to serving our customers, clients, fellow employees, shareholders, and surrounding community with the highest degree of ethical and professional conduct.

        The principles and policies that guide our business practices are summarized below in our Corporate Ethics Policy. Some of these policies and guidelines are general in nature, and in some instances are covered in more detail by specific policies and guidelines issued by various departments. We expect all of our employees to take appropriate steps to deal only with agents, consultants, contractors, representatives and suppliers who follow these guidelines as well as all other applicable ASC policies.

        Unless otherwise noted, our Corporate Ethics Policy applies across American Skiing Company and its subsidiaries, in all businesses, states and regions. The Corporate Ethics Policy applies to all employees of American Skiing Company and its subsidiaries, whether full-time or part-time, as well as all officers and directors of such companies. Our written policies are not intended to cover all ethical and legal situations. For example, if a local law conflicts with a stated policy, you must comply with the law. However, if a local custom or practice conflicts with a policy, you must comply with the ASC policy. Please feel free to contact the General Counsel if any questions arise.

        The Company has designated the General Counsel as the "ombudsperson" for any and all matters relating to this Code. If you have knowledge that a violation of any of these guidelines is taking or has taken place, you should contact the General Counsel's office immediately at (207) 773-7934 or fstewart@ascresorts.com.

1.     ANTITRUST LAW

        The Company policy is to comply fully with both the letter and spirit of all of the U.S. antitrust laws. Specifically:

  1.
  Competitors cannot agree on the prices they will charge for their products. This is the clearest of all antitrust rules, and violation of this principle is almost always prosecuted criminally. Not only may the Company suffer large damage awards and heavy fines, but the individuals involved in the price-fixing activity could also be sent to jail. Because of the very serious nature of this crime, no Company employee should ever discuss our pricing or pricing practices with a competitor except where that competitor may also be a customer and where the discussion is in conjunction with a specific transaction in the normal course of the Company's business. Any Company employees who may find themselves present at any meeting at which competitors are discussing prices must immediately leave that meeting and contact the Company's general counsel. An example of where this violation might occur would be an after-hours session at a trade association meeting.

  2.
  In addition to agreeing on pricing with competitors, it may also be illegal for the Company to agree with competitors on the following:

  (a)
  the territories in which each company will sell its products,

  (b)
  the customers to which each company will offer its products, and

  (c)
  the types of products or the amount of any product that the company will produce or offer for sale in the marketplace.

        Since these practices can be illegal, no Company employee should discuss them with any competitors.

2.     MARKETING

        In marketing our products, we must, of course, observe all of the basic antitrust principles noted above. There are, however, some additional legal and ethical principles that should govern our conduct.

        Our advertising should always be truthful. If we make specific claims about our products or the performance of our products, we should have evidence to substantiate those claims. We should not label or market our products in any way that might cause confusion between our products and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the Company's legal department of any such cases.

        If we offer advertising or promotional allowances, we should offer them on a proportionately equal basis to all of our customers. We should not disparage any of the products, services, or employees of any of our competitors. If we do engage in any comparison of our products against those of our competitors, such comparisons should be fair.

        If we supply any estimates—such as cost estimates—they must be fair and reasonable. To the maximum extent possible, they should be backed up by objective facts and experience. To the extent that the estimate cannot be objectively verified, it should be based upon the good faith judgments of those making the estimate. We will not use gifts, excessive entertainment, nor any other ways to improperly influence our potential customers. We will market our products on the basis of our price, quality, and service.

        The Company will not pay any bribe, gratuity, kickback, or any similar payment to anyone, including agents of our customers or members of their family, in connection with the sale of any of our products. Should any such payments be requested, the Company's lawyers should be contacted immediately. Company policy is to forgo any business which can only be obtained by improper or illegal payments. The Company will not pay "push money" or secret payments to employees of our customers in order to induce them to sell our products over those of our competitors.

3.     PURCHASING

        The Company will purchase all of its supplies and requirements on the basis of price, quality, and service. The fact that a supplier or potential supplier is also a customer of the Company shall not be considered in making our purchasing decisions. In other words, reciprocity shall not be a factor in our purchasing.

        All suppliers will be dealt with fairly, honestly, and openly. Suppliers will be chosen without regard to the size of their company or the nationality of their shareholders or management, except insofar as specific legal requirements dictate that those factors be taken into consideration. This policy extends to services such as banking, auditing, legal, advertising, and construction/maintenance, as well as to purchasing goods used by the Company.

4.     CONFLICTS OF INTEREST/CORPORATE OPPORTUNITIES

        A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.

        Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the General Counsel's office and, in the case of conflicts involving senior officers, the Audit Committee. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to senior management or the Company's legal department.

        Employees, officers and directors are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and directors are also prohibited from competing with the Company.

5.     TRADE SECRETS/CONFIDENTIAL INFORMATION

        It is very important for all employees to appropriately safeguard the Company's confidential information and to refuse any improper access to confidential information of any other company, including our competitors.

        In terms of our own confidential information, the following should be our guidelines.

  1.
  Any Company proprietary information to which we may have access should be discussed with others within the Company only on a need-to-know basis.

  2.
  If we wish to disclose our own confidential information to any people outside of our Company, it should be done only in conjunction with appropriate confidential information disclosure agreements, which can be provided by the Company's legal department.

  3.
  We should always be alert to inadvertent disclosures that may arise in either social conversations or in normal business relations with our suppliers and customers.

        Confidential or proprietary information of our Company, and of other companies, includes any information that is not generally disclosed and that is useful or helpful to the Company and/or which would be useful or helpful to competitors of the Company. Common examples include such things as financial data, sales figures for individual products or groups of products, planned new products or planned advertising programs, areas where the Company intends to expand, ways in which we manufacture our products, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers' prices to us, or any plans we may have for improving any of our products. Of course, such information also includes any documents containing drawings that may be labeled confidential or proprietary.

6.     SECURITIES LAWS AND INSIDER TRADING

        Insider trading is unethical and illegal. Employees are not allowed to trade in securities of a company while in possession of material non-public information regarding that company. It is also illegal to "tip" or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company has a Securities Trading Policy, which sets forth your obligations in respect of trading in the Company's securities.

7.     GOVERNMENT INVESTIGATIONS

        It is the policy of the Company to fully cooperate with any government investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, anytime anyone in the Company obtains any knowledge that would lead one to reasonably believe that a government investigation or inquiry was underway, this information should be communicated immediately to the Company's legal department. Of course, our routine dealings with the government (e.g., tax audits, audits from Labor Department personnel, and OSHA and environmental inspections) are not covered by this policy.

        In some government investigations, the Company's lawyers can protect the interest of both the Company and the employees. In some cases, there may be a conflict of interest between the Company and individual employees, and individual employees may need their own legal counsel.

        In some cases, the Company may be able to pay for the individual's own legal counsel, but this must be determined on a case-by-case basis as the law imposes some restrictions on the Company's ability to do so.

        Employees should never, under any circumstances,

  (1)
  destroy any Company documents in anticipation of a request for those documents from any government agency or a court;

  (2)
  alter any Company documents or records;

  (3)
  lie or make any misleading statements to any government investigator (this includes routine, as well as nonroutine investigations—there is a separate federal statute on making such false statements to investigators of a crime); or

  (4)
  attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

        Should any government inquiry arise through the issuance of a written subpoena or written request for information (such as a Civil Investigative Demand) such request should immediately, and before any action is taken or promised, be submitted to the Company's General Counsel.

8.     TRANSACTING INTERNATIONAL BUSINESS (FOREIGN CORRUPT PRACTICES ACT, ANTIBOYCOTT COMPLIANCE)

        The Company should observe the highest ethical standards in all of our business transactions—including those involving foreign countries. We should do nothing in connection with any international transaction and take no action in any foreign country that would be illegal or improper in the United States. Of course, all employees are expected to observe all applicable foreign laws to which they or the Company may be subject. This includes foreign tax or exchange control laws or regulations. No actions shall be taken which are intended to improperly circumvent the application of such laws.

9.     ACCURATE BOOKS AND RECORDS

        Federal law, contained in the Foreign Corrupt Practices Act, requires the Company to assure that its books and records accurately reflect the true nature of the transactions represented. Therefore, in all of our operations, it is against Company policy, and possibly illegal, for any employee to cause our books and records to be inaccurate in any way. Examples would include making the records appear as though payments were made to one person when, in fact, they were made to another; submitting expense accounts that did not accurately reflect the true nature of the expense; and the creation of any other records that did not accurately reflect the true nature of the transaction. It is very important that no employee create or participate in the creation of any records that are intended to mislead anyone or conceal anything that is improper.

10.   POLITICAL ACTIVITY

        The Company encourages all employees to vote and be active in the political process. However, federal laws restrict any use of corporate funds in connection with federal elections, and there are similar laws in many states. Accordingly, it is against Company policy, and may also be illegal, for any employee to do the following.

  1.
  Include, directly or indirectly, any political contribution that the employee may desire to make on the employee's expense account or in any other way which causes the Company to reimburse the employee for that expense. In general, the cost of fund-raising tickets for political functions are considered political contributions. Therefore, including the cost of any such fund-raising dinner on an expense account, even if business is, in fact, discussed, is against Company policy and possibly illegal.

  2.
  No employee may use any Company property or facilities, or time of any of the Company employees, for any political activity. Examples of prohibited conduct would be using Company secretarial time to send invitations for political fund-raising events, using the Company telephone to make politically motivated solicitations, allowing any candidate to use any Company facilities, such as meeting rooms, for political purposes, or to loan any Company property to anyone for use in connection with a political campaign.

        The political process has become highly regulated, and any employee who has any question about what is or is not proper should consult with the Company's General Counsel before agreeing to do anything that could be construed as involving the Company in any political activity at either the federal, state, or local levels, or in any foreign country.

        Company employees may volunteer their services for political purposes, but such services must be rendered on their own time. It is against Company policy and possibly illegal for the Company's employees to use normal working time for any political purpose.

11.   COPYRIGHTS/COMPUTER SOFTWARE

        The Company policy is to respect copyright laws and observe the terms and conditions of any license agreements to which the Company has agreed. In most cases, this means that the software used by our employees is copyrighted, and the Company does not have the right to make copies of that software except for backup purposes. This includes not only the substantial software programs the Company may license, but also the smaller so-called shrink-wrap programs typically used for word processing, spreadsheets, and data management.

        The Company generally does not purchase these programs, but instead licenses them. Both the license agreement and general copyright laws prohibit duplication of these programs. This is true even if the programs are not "copy protected."

12.   UNAUTHORIZED USE OF COMPANY PROPERTY OR SERVICES

        No employee may use any Company property or services for any personal benefit or the personal benefit of anyone else. The Company realizes that sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Examples include articles of a technical or professional nature that may enhance the stature or reputation of the author and also may have some benefit to the Company and employee participation in continuing education programs. The only prudent course of conduct for our employees is to make sure that any use of Company property or services that are not solely for the benefit of the Company is approved beforehand by the employee's immediate supervisor.

13.   SEARCHES

        Company policy allows the use of any lawful method of investigation that the Company deems necessary to determine whether any person has engaged in any conduct that interferes or adversely affects its business. This includes the theft of any Company property or any property of any Company employee or visitor. It also includes suspicion of possession of drugs, alcohol, firearms, or anything else that is prohibited or restricted on Company property. All Company employees are expected to participate in the Company's reasonable security efforts. Failure to do so may result in disciplinary action, including dismissal.

14.   ACCESS TO ELECTRONIC COMMUNICATIONS

        The Company respects the individual privacy of its employees, but these privacy rights do not extend to the employee's work-related conduct or to the use of Company-provided equipment or facilities. The Company's voice mail and E-mail systems are the property of the Company and, thus, are expected to be used primarily for job-related communications. Although each employee has an individual password to access the system, the contents of E-mail communications are accessible at all times by the Company for any business purpose. While the Company permits incidental and occasional use of E-mail for personal use, such messages are treated the same as other messages, and the Company reserves the right to access and disclose all messages transmitted via its E-mail system regardless of content. Thus, employees should never use E-mail to transmit a message that they would not want read by a third party.

        Employees are strictly forbidden from using the Company's E-mail and Internet systems for any improper purpose, including the transmission of messages or downloading of information that may be viewed as insulting or offensive to another person. Examples of such forbidden transmissions include sexually explicit messages or content, cartoons, jokes, unwelcome propositions, or love letters; ethnic or racial slurs; or any other message or content that could be construed as harassment or disparagement of others on the basis of sex, race, religion, national origin, age, sexual orientation, or disability.

        Employees are prohibited from participating in Internet "chat rooms" or similar venues on matters relating to the Company, unless such participation is required as part of the employees specific job duties. Incidental and occasional personal use of E-mail systems and Internet services is permitted, but never for personal gain or any improper purpose.

15.   DISCLOSURE OF PERSONNEL RECORDS

        Only authorized Company employees with a valid work-related reason may have access to and use of personnel records kept by the Company about individuals. Personal data maintained in the Personnel Department and containing nonwork-related information should be accessible only to the employee, appropriate Personnel staff, or individuals with assigned Personnel duties. This would include employee medical records, information supplied by applicants or employees for "Employment Eligibility Verification" under the Immigration Reform and Control Act, and personal data such as loan information, credit verifications, etc.

        It is the policy of the Company to keep confidential all matters relating to the employment or termination of employment of any employee or former employee. This policy is for the benefit of the Company to avoid possible claims for defamation, and also for the benefit of our employees to preclude possible embarrassments or possible difficulties in obtaining future employment, should termination of employment at our Company be under circumstances which might possibly be adverse or detrimental.

  1.
  All matters relating to the employment or employment history of any employee or former employee shall be confidential information, and no employee of the Company is authorized to disclose any such information to any other person except as may be required or expressly permitted under applicable laws, such as inquiries from government agencies or by legal process.

  2.
  No employee of the Company is authorized to provide any employment references of any type to any other party.

        Any requests for such employment references shall be directed to the Human Resource director and shall be answered by the personnel function only by disclosing

    (a)
    the date of original hire,

    (b)
    the date of most recent severance of employment, and

    (c)
    upon receipt of a written consent from the employee or former employee in question, confirmation of pay rate and eligibility for rehire.

        No other information shall be provided, including, but not limited to, the reason for termination of employment.

  3.
  In answering any requests for information about employees or former employees, the requestor shall be informed that the reason for failure to provide any such information is because of this Company policy.

  4.
  Exceptions to this Company policy statement shall be allowed only upon the written approval of the Company's General Counsel and the Company's Vice President for Human Resources.

16.   OFF-DUTY CONDUCT

        The Company's respect for employee privacy normally precludes any concern relative to personal conduct off the job, unless such conduct impairs the employees' work performance or affects the reputation or legitimate business interests of the Company.

17.   MEDIA RELATIONS

        The Company values its relationships with those in the media and will endeavor to provide full and prompt disclosure of all material developments or events. Media relations are the responsibility of the Company's public relations department, and all statements to the media or responses to inquiries from the media shall be either handled through the Company public relations department or coordinated with them.

        In the event the media inquiry relates to a pending or threatened legal matter, media communications should also be coordinated with the Company's Genearl Counsel. Any employee asked for a statement from a member of the media should respond by explaining this policy and encourage the questioner to contact our public relations department.

18.   SHAREHOLDER RELATIONS

        The Company values its relationships with all of its shareholders. Any communication from a shareholder requesting information relating to the Company should be forwarded to the Company's shareholder relations department for proper handling.

19.   ENVIRONMENTAL

        Company policy is to preserve natural resources to the maximum extent reasonably possible. We will also conduct all of our business operations in such a way as to avoid or minimize any possible adverse impact on the environment. Of course, the Company will also comply with all environmental laws and regulations. Specifically, this includes the responsibility of the Company and its employees to provide truthful and accurate information to the government permitting authorities in connection with any application for any environmental permit or any periodic reports that may be called for under such permit.

20.   DISCRIMINATION AND HARASSMENT

        We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Employees are encouraged to speak out when a coworker's conduct makes them uncomfortable, and to report harassment when it occurs.

21.   SAFETY AND HEALTH

        We are all responsible for maintaining a safe workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

        In order to protect the safety of all employees, employees must report to work free from the influence of any substance that could prevent them from conducting work activities safely and effectively.

22.   GIFTS AND ENTERTAINMENT

        Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise—or appear to compromise—our ability to make objective and fair business decisions. The same rules apply to employees offering gifts and entertainment to our business associates.

        Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. These guidelines apply at all times, and do not change during traditional gift-giving seasons.

        The value of gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation to the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. If, for example, tickets to a sporting or cultural event are offered, then the person offering the tickets should plan to attend the event as well. Use good judgment. "Everyone else does it" is not sufficient justification. If you are having difficulty determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, ask yourself these guiding questions:

  •
  It is legal?

  •
  Is it clearly business related?

  •
  Is it moderate, reasonable, and in good taste?

  •
  Would public disclosure embarrass the company?

  •
  Is there any pressure to reciprocate or grant special favors?

        Strict rules apply when we do business with governmental agencies and officials, whether in the U.S. or in other countries, as discussed in more detail below. Because of the sensitive nature of these relationships, talk with your supervisor and the legal department before offering or making any gifts or hospitality to governmental employees.

23.   ADMINISTRATIVE MATTERS (INTERPRETATION, REPORTING MECHANISMS, COMPLIANCE, AND DISCIPLINE)

        INTERPRETATION—The General Counsel's office is responsible for interpreting and applying these policies to specific situations in which questions may arise. The General Counsel's office will also maintain a record of interpretations issued under these policies so that such interpretations can be consistent throughout the Company. Any questions relating to how these policies should be interpreted or applied should be addressed to the General Counsel's office.

        VIOLATION OF THE POLICIES—All employees have a moral, and in some cases, a legal obligation to call the Company's attention to any situation in which these policies may not be observed. All such information will be received with the understanding that no discipline or other retaliatory action shall be taken against any employee informing the Company of any violations of these policies. Possible situations in which the policies may not be observed should be called to the attention of the General Counsel.

        Any employee violating any of these policies shall be subject to discipline. In some cases, that will include discharge. In other cases, the Company may have a legal or moral obligation to call violations of these policies to the attention of appropriate enforcement authorities as, in some cases, violations of these policies is also a violation of the law.

        AUDITS—In some cases, compliance with these policies will be monitored by periodic audits. These may be done by the Company's General Counsel's office (for example, in the case of compliance with the antitrust laws) or by the Company's internal auditors (for example, to determine the Company's compliance with the requirement of written contracts and accurate books and records). All Company employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

        REQUESTS FOR EXCEPTION—While some of these Company policies must be strictly adhered to and no exceptions can be allowed, in other cases, exceptions may be possible. For example, a minor conflict of interest situation can sometimes be resolved simply by disclosure of the possible conflict to all interested parties. Any employee who believes that an exception to any of these policies is appropriate in his or her case should contact his or her Human Resources director first. If the Human Resources director agrees that an exception is appropriate, the approval of the General Counsel's office must then be obtained. The General Counsel's office shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

        DEFINITION AND APPLICATION—This policy applies to all Company operations worldwide. Company operations shall mean the Company and any other entity in which the Company owns a controlling interest.

        As used herein, the term "General Counsel's office" shall mean the Company's Senior Vice President and General Counsel or such other person or persons specifically designated by the Senior Vice President and General Counsel to respond to matters relating to this policy statement.

        The term "Company legal department" or "Company's lawyers" means any attorney employed by the Company and reporting to the Company general counsel.

        DISTRIBUTION—Every employee of the Company shall be given a copy of this policy statement and asked to sign a statement acknowledging receipt of it. Every new employee will be given a copy of the policy statement and asked to acknowledge receipt of it either at or within one week of hiring.

        CHANGES OR AMENDMENTS—In the event of any changes or amendments to this policy, such changes or amendments will be provided to all Company employees in the most expeditious way possible. If there are interpretations of the policy of broad application to our employees, those will also be appropriately distributed.

        NONEXCLUSIVITY—No representation is expressed or implied that the policies stated herein are all the relevant policies nor that they are a comprehensive, full, or complete explanation of the laws that are applicable to the Company and its employees. All Company employees have a continuing obligation to familiarize themselves with applicable law and Company policy.

24.   DISCLAIMER OF EMPLOYMENT CONTRACT

        Unless there is a specific and personal written employment agreement between the Company, signed by an authorized officer, and an employee, the employee is free to leave the employment of the Company or the Company may terminate the employment of the employee at any time, for any reason. The Company's policy is to be an employment-at-will employer. Nothing contained in this booklet or in other publications of the Company is intended by the Company to be, nor shall it be construed as, an employment agreement.

EMPLOYEE ACKNOWLEDGEMENT

I,                        , acknowledge receipt of the American Skiing Company Code of Ethical Conduct dated as of November 1, 2002, and I acknowledge my responsibility to read, understand and abide by its contents.

                      Employee Signature

                      Date:

PROXY

AMERICAN SKIING COMPANY

Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual Meeting of Shareholders—January 14, 2004

The undersigned holder of COMMON STOCK hereby constitutes and appoints William J. Fair and Foster A. Stewart, Jr., and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of American Skiing Company, to be held at the Grand Summit Hotel at the Mount Snow resort in West Dover, Vermont at 10:00 a.m., local time, on Wednesday, January 14, 2004, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking in the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please complete, sign and return this proxy card promptly.

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒
Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s); If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.

1.
Election of Common Directors
 Nominees: William J. Fair, David B. Hawkes, Paul Wachter

FOR ALL NOMINEES ☐	☐ WITHHELD FROM ALL NOMINEES

☐ __________________________________________

        For all nominees except as noted above

2.
Ratification of the appointment of KPMG LLP as the Company's independent auditors.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.
In their discretion, upon other matters as they properly come before the meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

        MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature: _________________	Date: ________	Signature: _________________	Date: ________

QuickLinks

VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION WITH RESPECT TO NOMINEES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION TABLE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
PERFORMANCE GRAPH
INFORMATION AS TO CERTAIN STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
EXHIBIT A AMERICAN SKIING COMPANY Corporate Ethics Policy November 1, 2002
EMPLOYEE ACKNOWLEDGEMENT
PROXY
AMERICAN SKIING COMPANY
Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders—January 14, 2004